Exhibit 10.1

GMAC COMMERCIAL FINANCE LLC

1290 Avenue of the Americas

New York, New York 10104

as of February 1, 2008

PERFUMANIA, INC.

MAGNIFIQUE PARFUMES AND COSMETICS, INC.

PERFUMANIA PUERTO RICO, INC.

TEN KESEF II, INC.

251 International Parkway

Sunrise, Florida 33325

Re:	Amendment to Amended and Restated Revolving Credit and Security Agreement (this “Amendment”)

Ladies and Gentlemen:

Reference is made to certain financing arrangements by and among PERFUMANIA, INC., MAGNIFIQUE PARFUMES AND COSMETICS, INC., PERFUMANIA PUERTO RICO, INC., and TEN KESEF II, INC. (each individually, a “Borrower” and collectively, the “Borrowers”) and GMAC Commercial Finance LLC, as agent (in such capacity, “Agent”) for certain institutional lenders (collectively, “Lenders”) pursuant to certain financing agreements with Borrowers, including, but not limited to, the Amended and Restated Revolving Credit and Security Agreement, dated as of May 12, 2004 (as amended by the Letter re: Amendment to Revolving Credit and Security Agreement, dated as of June 1, 2005, the Letter re: Amendment to Revolving Credit and Security Agreement, dated as of September 30, 2006, the Letter re: Amendment to Revolving Credit and Security Agreement, dated as of February 1, 2007, the Letter re: Amendment to Revolving Credit and Security Agreement, dated as of April 30, 2007, and as heretofore amended, supplemented or otherwise modified, the “Credit Agreement”) entered into by and among Borrowers, Agent and Lenders. Each capitalized term used herein and not otherwise defined shall have the meaning ascribed to it in the Credit Agreement.

Borrowers have requested that Agent and Lenders agree to amend certain provisions of the Credit Agreement as hereinafter set forth and, as an accommodation to Borrowers, Agent and Lenders have agreed to make such amendments, subject to the terms and provisions set forth in this Amendment.

In consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.	Section 6.5 of the Credit Agreement (Fixed Charge Coverage Ratio) is amended and restated in its entirety to read as follows:

“6.5 Fixed Charge Coverage Ratio. Borrowers shall maintain, on a consolidated basis, as at the end of each fiscal quarter (July 31, October 31, January 31 and April 30 in any given year), a Fixed Charge Coverage Ratio not less than the amounts set forth below for each computation period as set forth below (for the purposes of calculating the Fixed Charge Coverage Ratio, on a non-cumulative basis, for any given period and for only that period, landlord/tenant allowances for such period may be offset against the gross capital expenditures for such period so long as (1) such landlord/tenant allowances are reflected in the financial statements provided to Agent for such period and (2) Borrowers have provided Agent with documentation satisfactory to Agent setting forth such landlord/tenant allowances):

Computation Period	Fixed Charge Coverage Ratio
12 months ending February 2, 2008	<.22> : 1.0
the 12 consecutive month period ending as of the end each fiscal quarter commencing with the fiscal quarter ending April 30, 2008	To be determined based on 85% of the projections as set forth in Borrower’s yearly business plan, delivered pursuant to Section 9.12 hereof which shall be acceptable to Agent and Required Lenders, in their sole discretion

2.	Section 7.6 of the Credit Agreement (Capital Expenditures) is amended and restated in its entirety to read as follows:

“7.6 Capital Expenditures. Contract for, purchase or make any other expenditures or commitments for fixed or capital assets (including capitalized leases) in an amount that, if added to the amounts of all other such expenditures and commitments made by Borrowers during the twelve (12) months preceding the date of calculation, less all landlord/tenant allowances during the twelve (12) months preceding the date of calculation (which landlord/tenant allowances may be offset against capital expenditures only so long as (1) such landlord/tenant allowances are reflected in the financial statements provided to Agent for such period and (2) Borrowers have provided Agent with documentation satisfactory to Agent setting forth such landlord/tenant allowances), would exceed, in the aggregate, the following amounts: (a) for the fiscal year ending February 2, 2008, $13,600,000, (b) for the period commencing February 3, 2008 and ending on the last day of the Borrower’s April, 2008 fiscal month, $3,250,000, (c) for the period commencing February 3, 2008 and ending on the last day of the Borrower’s May, 2008 fiscal month, $4,200,000, (d) for the period commencing February 3, 2008 and ending on the last day of the Borrower’s June, 2008 fiscal month, $5,150,000, (e) for the period commencing February 3, 2008 and ending on the last day of the Borrower’s July, 2008 fiscal month, $6,300,000 and (f) for the period commencing February 3, 2008 and ending on August 11, 2008, $6,875,000 (the “CapEx Limit”).”

3.	Section 13.1 of the Credit Agreement (Term) is amended and restated in its entirety to read as follows:

“Term. This Agreement, which shall inure to the benefit of and shall be binding upon the respective successors and permitted assigns of each Borrower, Agent and each Lender, shall become effective on the date hereof and shall continue in full force and effect until August 11, 2008 unless sooner terminated as herein provided. Borrowers may terminate this Agreement at any time upon ten (10) days’ prior written notice upon payment in full of the Obligations. In the event that the Obligations are prepaid in full prior to August 11, 2008 (the date of such prepayment hereinafter referred to as the “Prepayment Date”), Borrowers shall pay to Agent for the benefit of Lenders an early termination fee (the “Early Termination Fee”) in an amount equal to three-eighths of one percent (.375%) of the Maximum Loan Amount if the Prepayment Date occurs prior to August 11, 2008. Notwithstanding the preceding sentence, as an accommodation to Borrowers, Agent and Lenders agree to waive the payment of the Early Termination Fee otherwise payable in connection with the termination of this Agreement and the prepayment of the Obligations in full if and only if (a) such prepayment arises from the proceeds of financing (“Replacement Financing”) provided to Borrowers or Model Reorg, Inc., an affiliate of Quality King Distributors, Inc., in connection with the merger of Perfumania, Inc. with Model Reorg, Inc., an affiliate of Quality King Distributors, Inc., and (b) Lenders participate in such Replacement Financing.”

4.	In consideration of the amendment to the Credit Agreement provided for herein, Borrowers jointly and severely agree to pay a non refundable fee to Agent, for the benefit of Lenders, in the amount of $50,000, which fee shall be fully earned and payable as of the date hereof and shall be charged by Agent to the account of Borrowers as of the date hereof

5.	Except as specifically set forth herein, no other changes or modifications to the Credit Agreement are intended or implied, and, in all other respects, the Credit Agreement shall continue to remain in full force and effect in accordance with its terms as of the date hereof. Except as specifically set forth herein, nothing contained herein shall evidence an amendment or other modification by Agent and Lenders of any other provision of the Credit Agreement.

6.	The terms and provisions of this Amendment shall be for the benefit of the parties hereto and their respective successors and assigns; no other person, firm, entity or corporation shall have any right, benefit or interest under this Amendment. This Amendment sets forth the entire agreement and understanding of the parties with respect to the matters set forth herein. This Amendment cannot be changed, modified, amended or terminated except in a writing executed by the party or parties to be charged.

7.	This Amendment may be signed in counterparts, each of which shall be an original and all of which, when taken together, shall constitute one instrument. In making proof of this Amendment, it shall not be necessary to produce or account for more than one counterpart signed by the party or parties to be charged.

[Signature Page Follows]

Very truly yours,

GMAC COMMERCIAL FINANCE LLC as Agent and Lender

By:	/S/
Title:

WACHOVIA BANK, NATIONAL ASSOCIATION
as Lender

By:	/S/
Title:

ACKNOWLEDGED AND AGREED:

PERFUMANIA, INC. MAGNIFIQUE PARFUMES AND COSMETICS, INC. PERFUMANIA PUERTO RICO, INC. TEN KESEF II, INC.

By:	/S/
Title:		of each